EXHIBIT 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES SOLID EARNINGS AT JUNE 30, 2003

Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, reported earnings of $1,845,000 for the six months ended June 30, 2003, representing an increase of 20.3% over the $1,534,000 reported for the same period in 2002. Net interest income increased 7.8% during the first half of 2003 versus the same period in 2002. Earnings per share increased $.32 or 16.0%, to $2.32 per share. In addition, dividends declared year to date increased 7.5% over the same period last year to $.86 per share. The market value of Dimeco, Inc. shares grew 29.7% to $57.05 per share at June 30, 2003 from $44.00 per share at June 30, 2002.

The Company continued to experience growth over the past year, with total assets of $291,577,000 at June 30, 2003, representing an increase of $31,134,000 or 12.0%. During this time, deposits increased $29,742,000 or 13.8% while the loan portfolio increased $37,001,000 or 22.0%. Return on average assets and return on average stockholders’ equity were strong at 1.32% and 14.51% for the first half of 2003. Asset performance was strong with the ratio of nonperforming assets to total assets decreasing 35.7% to .27% at June 30, 2003.

Mr. Gary C. Beilman, EVP and CEO, stated, “The focus for this year has been to expand customer relationships, implement profit improvement plans and continue growth momentum. Our growth is being managed with profits in mind, and our success is quite evident with net income up over 20% and both return on average equity and return on average assets increasing handsomely. In mid-June, we began operations of our new Investments and Financial Services Department. These activities will provide new and additional opportunities for our customers, and will enhance our fee income. Furthermore, we have now received regulatory approval for our new Dingmans Ferry branch, which we hope to have open in late 2003/early 2004.”

The Dime Bank serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investments Services. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. / July 22, 2003

Contact: Deborah Unflat-Petroski, Marketing Officer

Telephone (570) 253-6511 ext 715; email: operations@thedimebank.com

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)

For the six months ended June 30,	2003	2002
Interest Income
Interest and fees on loans	$6,358	$6,106
Interest-bearing deposits in other banks	1	15
Federal funds sold	18	45
Investment securities:
Taxable	1,147	1,422
Exempt from federal income tax	150	135

Total interest income	7,674	7,723

Interest Expense
Deposits	2,280	2,691
Short-term borrowings	60	75
Other borrowed funds	133	133

Total interest expense	2,473	2,899

Net Interest Income	5,201	4,824

Provision for loan losses	450	429

Net Interest Income, After Provision for Loan Losses	4,751	4,395

Noninterest Income
Services charges on deposit accounts	504	264
Mortgage loans held for sale gains, net	415	214
Other income	255	300
Investment securities gains	7	—

Total noninterest income	1,181	778

Noninterest Expense
Salaries and employee benefits	1,668	1,490
Occupancy expense, net	310	264
Furniture and equipment expense	228	237
Other expense	1,022	944

Total noninterest expense	3,228	2,935

Income before income taxes	2,704	2,238
Income taxes	859	704

NET INCOME	$1,845	$1,534

Earnings per Share – basic	$2.44	$2.05

Earnings per Share – diluted	$2.32	$2.00

Average shares outstanding – basic	755,336	749,452
Average shares outstanding – diluted	795,697	768,240

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

JUNE 30,	2003	2002
(in thousands)
Assets
Cash and due from banks	$11,441	$7,879
Interest-bearing deposits in other banks	17	16
Federal funds sold	305	1,466

Total cash and cash equivalents	11,763	9,361

Mortgage loans held for sale	1,161	165
Investment securities available for sale	67,323	76,890
Investment securities held to maturity (market value of $234 and $459)	197	420

Loans (net of unearned income of $739 and $744)	205,030	168,029
Less allowance for loan losses	3,093	2,679

Net loans	201,937	165,350

Premises and equipment	4,271	4,008
Accrued interest receivable	1,236	1,341
Other assets	3,689	2,908

TOTAL ASSETS	$291,577	$260,443

Liabilities
Deposits:
Noninterest-bearing	$28,688	$20,064
Interest-bearing	216,854	195,736

Total deposits	245,542	215,800

Short-term borrowings	14,117	15,552
Other borrowed funds	4,000	4,000
Accrued interest payable	700	854
Other liabilities	1,225	1,137

TOTAL LIABILITIES	265,584	237,343

Stockholders’ Equity
Common stock, $.50 par value; 3,000,000 shares authorized; 757,331 and 751,648 shares issued	379	376
Capital surplus	3,772	3,537
Retained earnings	21,103	18,696
Accumulated other comprehensive income	755	516
Treasury stock, at cost (350 and 574 shares)	(16)	(25)

TOTAL STOCKHOLDERS’ EQUITY	25,993	23,100

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$291,577	$260,443

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share)

	Performance for the six months ended June 30,	2003		2002		% Increase (decrease)
	Interest income	$7,674		$7,723		-0.63%
	Interest expense	$2,473		$2,899		-14.69%
	Net interest income	$5,201		$4,824		7.82%
	Net income	$1,845		$1,534		20.27%

	Shareholders’ Value (per share)
	Net income–basic	$2.44		$2.05		19.02%
	Net income–diluted	$2.32		$2.00		16.00%
	Dividends	$0.86		$0.80		7.50%
	Book value	$34.34		$30.76		11.64%
	Market value	$57.05		$44.00		29.66%
	Market value/book value ratio	166.13%		143.04%		16.14%
*	Price/earnings multiple	12.3	X	11.0	X	11.82%
*	Dividend yield	3.01%		3.64%		-17.31%

	Financial Ratios
*	Return on average assets	1.32%		1.23%		7.32%
*	Return on average equity	14.51%		13.66%		6.22%
	Shareholders’ equity/asset ratio	8.91%		8.87%		0.45%
	Dividend payout ratio	37.07%		39.02%		-5.00%
	Nonperforming assets/total assets	0.27%		0.42%		-35.71%
	Allowance for loan loss as a % of loans	1.51%		1.59%		-5.03%
*	Net charge-offs/average loans	0.18%		0.15%		20.00%
	Allowance for loan loss/nonaccrual loans	667.69%		707.27%		-5.60%
	Allowance for loan loss/non-performing loans	404.28%		251.63%		60.66%

	Financial Position at June 30,
	Assets	$291,577		$260,443		11.95%
	Loans	$205,030		$168,029		22.02%
	Deposits	$245,542		$215,800		13.78%
	Stockholders’ equity	$25,993		$23,100		12.52%

*	annualized

July 2003

Dear Shareholders:

Growth, profitability, and increased market value are the highlights of Dimeco’s performance for the six months ended June 30, 2003. As you will see in this statement, deposits, loans, and total assets have all grown substantially when compared to the same period last year. This growth has been managed with profits in mind, and our success is quite evident. Net income is up over 20%, and our Return on Average Equity and Return on Average Assets have both increased handsomely.

All of this means healthy increases for you, our shareholders. Stockholders’ equity is now almost $26 Million – up 12.5% from the same time last year. Dividends have been increased and the per share book value has expanded 11.6%. With numbers like these, it is not surprising that the market price of Dimeco stock has grown by nearly 30%, with the per share price being $57.05 at the end of this second quarter.

The focus for this year has been to expand customer relationships, implement profit improvement plans, and continue our growth momentum. The numbers speak for themselves, and although we cannot make guarantees for the future, we believe we are on the right track. In mid-June, we began operations of our new Investments and Financial Services Department. These activities will provide new and additional opportunities for our customers, and will enhance our fee income. Furthermore, we have now received regulatory approval for our new Dingmans Ferry branch, which we hope to open in late 2003/early 2004.

We thank you for your investment and trust in us. As always, we welcome your questions and comments.

Sincerely,

/S/    GARY C. BEILMAN

Gary C. Beilman

Executive Vice President and

Chief Executive Officer